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Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of TC PipeLines GP, Inc.
General Partner of TC PipeLines, LP:

We consent to the incorporation by reference in the registration statement (No. 333-166221) on Form S-3 of TC PipeLines, LP of our report dated February 24, 2011, with respect to the consolidated statements of income, comprehensive income, cash flows and changes in partners' equity of TC PipeLines, LP for the year ended December 31, 2010, which report appears in the December 31, 2012 annual report on Form 10-K of TC PipeLines, LP.

/s/ KPMG LLP

Calgary, Canada
February 28, 2013

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  Exhibit 23.4